EXHIBIT 21

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2025

Subsidiaries of Peoples Bancorp Inc.
The following are the only subsidiaries of Peoples Bancorp Inc.:

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Peoples Bank	Ohio

Peoples Insurance Agency, LLC (also does business as “Peoples Insurance”)	Ohio

Marietta Mills Limited Partnership	Ohio

Baltimore MFH LLC	Maryland

Vantage Financial, LLC	Minnesota

Peoples Investment Company	Ohio

NB&T Statutory Trust III	Delaware

FNB Capital Trust One	Delaware

Second and Butler, LLC	Ohio

Ascencia Statutory Trust I	Connecticut

Porter Statutory Trust II	Connecticut

Porter Statutory Trust III	Connecticut

Porter Statutory Trust IV	Connecticut